PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 22, 2017

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES 2017 GUIDANCE

•	Fourth quarter revenue of $2.1 billion was flat compared to the prior year period and exceeded previous guidance

•	2016 EPS exceeded guidance and was:

◦	GAAP basis: $1.26 (fourth quarter) and $6.79 (full year)

◦	Non-GAAP basis: $1.23 (fourth quarter) and $6.80 (full year)

•	2017 EPS guidance:

◦	GAAP basis: $6.20 to $6.30 (full year) and $0.73 to $0.75 (first quarter)

◦
Non-GAAP basis: $7.30 to $7.40 (full year) and $1.58 to $1.60 (first quarter) and includes an expected negative impact related to foreign currency exchange rates of $0.40 per share (full year) and $0.10 per share (first quarter)

•	Board authorizes $750 million increase and extension to June 2020 of the Company’s stock repurchase program

New York, New York - PVH Corp. [NYSE: PVH] reported 2016 fourth quarter and full year results and announced 2017 guidance.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our fourth quarter results, which exceeded both our sales and earnings guidance despite the volatile macroeconomic environment and the highly promotional retail market in the U.S. We continued to demonstrate strong momentum in our Calvin Klein and Tommy Hilfiger businesses.”

Mr. Chirico continued, “Our 2016 results demonstrate our strong execution and our continued commitment to invest in our brands and global operating platforms. Succeeding in the current business environment has required us to embrace change and implement new initiatives to ensure that our business model is positioned for future success. We empowered our teams to think creatively, capitalize on new product and business opportunities and find innovative ways to engage consumers, while exercising sustainable business practices. We believe that our brands, led by CALVIN KLEIN and Tommy Hilfiger, continue to resonate with consumers and position us well in the marketplace against our competition.”

Mr. Chirico concluded, “We continue to take a prudent approach to planning our 2017 business in light of the macroeconomic and geopolitical volatility around the world, the uncertain global retail landscape, as well as the strengthening U.S. dollar. We believe that our best-in-class teams will continue to manage through the volatility by leveraging our powerful platforms and operations, while not losing sight of our long-term vision. Our recent announcement of the agreement to acquire True&Co. illustrates our commitment to driving innovation across our businesses, as we look to leverage data and consumer insights to drive our business. We expect that our proven business model and talented associates will continue to drive the execution of our strategic initiatives in an ever-changing environment while delivering stockholder value.”

Fourth Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter decreased 1% to $795 million (was flat on a constant currency basis) compared to the prior year period, which includes a reduction of approximately $25 million resulting from the November 2016 deconsolidation of the Company’s subsidiary that principally operated and managed its Calvin Klein business in Mexico in connection with the formation of a joint venture in Mexico (the “Mexico deconsolidation”) to operate that and other businesses. Calvin Klein International revenue increased 11% to $385 million (increased 14% on a constant currency basis) compared to the prior year period, including a 6% increase in comparable store sales, due to continued strong performance in Europe and China. Calvin Klein North America revenue decreased 11% (also on a constant currency basis) to $409 million compared to the prior year period driven, in part, by the Mexico deconsolidation. The prior year period also benefited from a significant one-time increase in sales, principally due to the expansion of the wholesale underwear business. North America comparable store sales decreased 2%.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $69 million, compared to $101 million in the prior year period. Included in earnings for the quarter were $7 million of noncash costs recorded in connection with the Mexico joint venture formation, primarily resulting from the remeasurement of the loss recorded in the third quarter upon completion of the Mexico deconsolidation. Included in earnings for the prior year period were $8 million of costs incurred in connection with the Company’s integration of Warnaco and the related restructuring. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $75 million, inclusive of an $11 million negative impact due to foreign currency exchange rates, compared to $109 million in the prior year period. Excluding the negative impact of foreign currency exchange rates, earnings on a non-GAAP basis decreased as a result of an approximately $30 million planned increase in marketing expenditures and investments associated with the recent CALVIN KLEIN creative team leadership changes.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 3% to $932 million (increased 5% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 10% to $513 million (increased 14% on a constant currency basis) compared to the prior year period. This increase was driven by outstanding performance in Europe, including a 7% increase in comparable store sales, and the April 2016 acquisition of the 55% interest in the Company’s former joint venture for Tommy Hilfiger in China (“TH China”) that it did not already own (the “TH China acquisition”). Tommy Hilfiger North America revenue decreased 4% (also on a constant currency basis) to $419 million compared to the prior year period. The North America revenue decrease was principally due to a 7% comparable store sales decline and the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada during the quarter in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”).

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $66 million compared to $83 million in the prior year period principally due to (i) $15 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and (ii) $11 million of costs incurred in connection with the early termination of the current license agreement for the Tommy Hilfiger men’s tailored clothing business in North America (the “TH men’s tailored license termination”) in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America, which will be effective January 1, 2018. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $92 million, inclusive of an $11 million negative impact due to foreign currency exchange rates, compared to $86 million on a non-GAAP basis in the prior year period. The earnings increase was principally due to the Tommy Hilfiger International revenue increase noted above, as well as gross margin improvements, particularly in North America, attributable to a significant reduction in promotional selling compared to the prior year period.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 5% to $381 million compared to the prior year period, principally resulting from the discontinuation of several licensed product lines in the dress furnishings business, which was a rationalization initiative implemented in 2015 that continued to impact the business in 2016. Comparable store sales were flat compared to the prior year.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $13 million compared to $16 million in the prior year period. Included in the prior year period were costs incurred in connection with (i) the Warnaco integration and restructuring, (ii) the operation of and exit from the Izod retail business and (iii) the discontinuation of several licensed product lines in the dress furnishings business. These costs were excluded from earnings before interest and taxes on a non-GAAP basis in the prior year period. There were no non-GAAP exclusions in the fourth quarter of 2016.

Earnings before interest and taxes for the quarter decreased to $13 million on both a GAAP and non-GAAP basis compared to $19 million on a non-GAAP basis in the prior year period, as significant gross margin improvements in the ongoing businesses were more than offset by the revenue decline noted above and an approximately $5 million planned increase in marketing expenditures as compared to the prior year period.

Fourth Quarter Consolidated Results:
Earnings per share was $1.26 on a GAAP basis for the fourth quarter of 2016 compared to $1.63 in the prior year period. Earnings per share was $1.23 on a non-GAAP basis for the fourth quarter of 2016 compared to $1.52 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the fourth quarter of 2016 included a $0.23 negative impact related to foreign currency exchange rates.

Fourth quarter revenue of $2.1 billion was flat (increased 1% on a constant currency basis) compared to the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $154 million compared to $176 million in the prior year period. Included in earnings for the quarter was a $6 million net gain consisting of (i) the actuarial gain recognized on retirement plans, (ii) the noncash costs recorded in connection with the Mexico deconsolidation, (iii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, and (iv) the costs related to the TH men’s tailored license termination. Included in earnings for the prior year period were $7 million of net costs consisting of (i) the actuarial gain recognized on retirement plans, (ii) the costs incurred in connection with the Warnaco integration and restructuring, (iii) the costs incurred in connection with the Heritage Brands rationalization initiatives implemented in 2015, consisting of the exit from the Izod retail business and the discontinuation of several licensed product lines in the dress furnishings business, and (iv) the costs incurred in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $147 million, inclusive of a $21 million negative impact due to foreign currency exchange rates, compared to $183 million in the prior year period. Excluding the negative impact of foreign currency exchange rates, earnings on a non-GAAP basis decreased as a result of an approximately $35 million planned increase in marketing expenditures, primarily in the Calvin Klein business, and investments associated with the recent CALVIN KLEIN creative team leadership changes.

Net interest expense increased to $29 million from $28 million in the prior year period. The effective tax rate on a GAAP basis for the quarter increased to 19.6% compared to 9.4% in the prior year period. The increase in the effective tax rate was due, in part, to higher discrete tax benefits in the prior year period as compared to the fourth quarter of 2016. Excluding the discrete tax benefits, the effective tax rate on a non-GAAP basis for the quarter decreased to 17.8% compared to 19.3% in the prior year period, principally attributable to a favorable shift in the mix of earnings between tax jurisdictions.

Inventory levels were flat compared to the prior year’s fourth quarter. Included in inventory was an increase related to the TH China acquisition, which was offset by a decrease resulting from the Mexico deconsolidation.

Full Year 2016 Consolidated Results:
Earnings per share was $6.79 on a GAAP basis for 2016 compared to $6.89 in the prior year. Earnings per share was $6.80 on a non-GAAP basis for 2016 compared to $7.05 in the prior year. Earnings per share on both a GAAP and non-GAAP basis for 2016 included a $1.65 negative impact related to foreign currency exchange rates, of which approximately 80% was on a transactional basis and approximately 20% was due to currency translation.

Revenue for 2016 increased 2% to $8.2 billion (increased 4% on a constant currency basis) compared to the prior year. The revenue change was due to:

•
A 7% increase (9% increase on a constant currency basis) in the Calvin Klein business compared to the prior year, driven by the continued significant growth in Europe, China and the North America wholesale business, partially offset by a decrease due to the Mexico deconsolidation. International comparable store sales increased 6%. North America comparable store sales decreased 4%, primarily driven by declines in traffic and consumer spending in Calvin Klein’s U.S. stores located in international tourist locations.

•
A 4% increase (5% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year, driven principally by strong growth across Europe, including a 9% increase in comparable store sales, and the inclusion of the revenue of the China business after completion of the TH China acquisition in April 2016. Tommy Hilfiger North America comparable store sales declined 9%, primarily driven by weak traffic and consumer spending in Tommy Hilfiger’s U.S. stores located in international tourist locations. Also negatively impacting Tommy Hilfiger North America revenue was the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada in connection with the G-III license.

•
A 10% decrease in the Heritage Brands business compared to the prior year, principally driven by the rationalization initiatives in the business, partially offset by a 7% increase in comparable store sales.

Earnings before interest and taxes on a GAAP basis for 2016 increased to $789 million compared to the prior year of $761 million due in large part to a net gain of $76 million, consisting of (i) the noncash gain of $153 million recorded in 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, (ii) an $88 million reduction in costs incurred in connection with the Warnaco integration and restructuring and the Heritage Brands rationalization initiatives compared to the prior year, (iii) $84 million of noncash costs recorded in 2016 in connection with the Mexico deconsolidation, (iv) $83 million of costs incurred in 2016 in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets, (v) a $19 million increase in the actuarial gain recognized on retirement plans compared to the prior year, (vi) an $18 million gain recorded in 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe, (vii) $16 million of costs incurred in 2016 in connection with the amendment of the Company’s credit facility, (viii) $11 million of costs incurred in 2016 in connection with the TH men’s tailored license termination, (ix) $6 million of costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN, (x) a $1 million increase in costs incurred in connection with the G-III license compared to the prior year and (xi) the absence in the current year of a $2 million gain recorded in 2015 on the Company’s equity investment in the parent company of the Karl Lagerfeld brand. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for 2016 was $794 million, inclusive of a $145 million negative impact due to foreign currency exchange rates, compared to $842 million in the prior year. Excluding the negative impact of foreign currency exchange rates, the strong growth on a non-GAAP basis was primarily driven by earnings increases in the Calvin Klein and Tommy Hilfiger International businesses. Partially offsetting these increases were earnings declines principally due to (i) an approximately $55 million planned increase in marketing expenditures and investments associated with the recent CALVIN KLEIN creative team leadership changes, (ii) weak performance in Calvin Klein’s and Tommy Hilfiger’s U.S. stores located in international tourist locations and (iii) the overall revenue decline and a deleveraging of expenses in the Heritage Brands business resulting from the rationalization initiatives in the business.

Net interest expense for 2016 increased to $115 million from $113 million in the prior year. The effective tax rate on a GAAP basis for 2016 increased to 18.6% compared to 11.6% in the prior year, as 2015 included a higher level of discrete tax benefits as compared to 2016. Excluding these discrete tax benefits, the effective tax rate on a non-GAAP basis for 2016 decreased to 19.0% compared to 19.6% in the prior year, principally attributable to a favorable shift in the mix of earnings between tax jurisdictions.

Stock Repurchase Program:
During 2016, the Company repurchased 3.2 million shares of its common stock for $315 million (4.5 million shares for $441 million since inception) under the $500 million three-year stock repurchase program authorized by the Board of Directors in 2015. On March 21, 2017, the Board of Directors authorized a $750 million increase to the program and extended it to June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2017 Guidance:
The Company expects its full year 2017 earnings per share results will be negatively impacted compared to 2016 by approximately $0.40 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business. Approximately 60% of the negative impact is expected to be due to currency translation and approximately 40% is expected to be on a transactional basis. The negative impact on a transactional basis is primarily due to our international businesses purchasing inventory in U.S. dollars, as the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. The negative translation impact is related to the earnings generated in foreign markets, which will translate into fewer U.S. dollars.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company projects that 2017 earnings per share on a GAAP basis will be in a range of $6.20 to $6.30 compared to $6.79 in 2016. The Company projects that 2017 earnings per share on a non-GAAP basis will be in a range of $7.30 to $7.40 compared to $6.80 in 2016. Both projections include the expected negative impact of approximately $0.40 per share related to foreign currency exchange rates.

Revenue in 2017 is projected to increase approximately 2% (increase approximately 4% on a constant currency basis) as compared to 2016. Negatively impacting revenue in 2017 as compared to 2016 is a decrease due to the Mexico deconsolidation, which resulted in the Company no longer recognizing revenues from a directly operated business in Mexico, and a decrease due to the G-III license, which resulted in the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada in the fourth quarter of 2016. Revenue for the Calvin Klein business is projected to increase approximately 5% (increase approximately 7% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business is projected to increase approximately 1% (increase approximately 4% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business is projected to decrease approximately 1%.

Net interest expense in 2017 is projected to be approximately $120 million compared to $115 million in 2016, primarily due to the net impact of the issuance of €350 million of senior notes in June 2016, partially offset by debt repayments made during 2016 and expected to be made in 2017 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company estimates that the 2017 effective tax rate will be approximately 17% on a GAAP basis and approximately 18% on a non-GAAP basis.

The Company’s estimate of 2017 earnings per share on a non-GAAP basis excludes $110 million of pre-tax costs expected to be incurred in connection with (i) the agreements entered into on March 20, 2017 for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which establishes a new strategic partnership with Li & Fung to provide services to the Company and also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung, pursuant to which the Company is obligated to source certain Calvin Klein Jeans products and at least 54% of certain Tommy Hilfiger products through Li & Fung (the “Li & Fung termination”); such transaction is expected to close July 1, 2017; (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Company’s Tommy Hilfiger office in New York, New York, including noncash depreciation expense; and (iv) the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchase for certain participants, under which such obligations were transferred to an insurer. Also excluded from the Company’s estimate of 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

First Quarter Guidance
The Company expects its first quarter 2017 earnings per share results will be negatively impacted compared to the first quarter of 2016 by approximately $0.10 per share related to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business.

First quarter 2017 earnings per share on a GAAP basis is projected to be in a range of $0.73 to $0.75 compared to $2.83 in the prior year period. The prior year period included the pre-tax noncash gain of $153 million recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition. The Company projects that first quarter 2017 earnings per share on a non-GAAP basis will be in a range of $1.58 to $1.60 compared to $1.50 in the prior year period.

Revenue in the first quarter of 2017 is projected to increase approximately 2% (increase approximately 4% on a constant currency basis) compared to the prior year period. Negatively impacting revenue in the first quarter of 2017 as compared to the prior year period is a reduction in revenue resulting from the Mexico deconsolidation and the G-III license, partially offset by an increase in revenue from the Tommy Hilfiger China business, which was acquired in April 2016, as the first quarter of 2017 will include a full quarter of revenue, while the first quarter of 2016 included less than one month of revenue. Revenue for the Calvin Klein business in the first quarter is projected to increase approximately 3% (increase approximately 5% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business in the first quarter is projected to increase approximately 4% (increase approximately 8% on a constant currency basis), which includes an increase in revenue from the Tommy Hilfiger China business, partially offset by the negative impact of the G-III license. Revenue for the Heritage Brands business in the first quarter is projected to decrease approximately 3%.

Net interest expense in the first quarter 2017 is projected to be relatively flat compared to $29 million in the prior year period. The Company estimates that the first quarter effective tax rate will be approximately 24% on a GAAP basis and approximately 20% on a non-GAAP basis.

The Company’s first quarter earnings per share estimate on a non-GAAP basis excludes $80 million of pre-tax costs expected to be incurred in connection with (i) the Li & Fung termination; (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Company’s Tommy Hilfiger office in New York, New York, including noncash depreciation expense; and (iv) the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchase for certain participants, under which such obligations were transferred to an insurer. Also excluded from the Company’s estimate of first quarter earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of approximately $55 million expected to be incurred in the first quarter of 2017 in connection with the Li & Fung termination.

•
Pre-tax costs of approximately $25 million expected to be incurred in 2017 in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which approximately $7 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $20 million expected to be incurred in 2017 in connection with the relocation of the Company’s Tommy Hilfiger office in New York, New York, including noncash depreciation expense, of which approximately $8 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $10 million expected to be incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchase for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain are transaction-related pre-tax costs of $83 million incurred in 2016, primarily consisting of noncash valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $15 million was incurred in the fourth quarter.

•	Pre-tax gain of $39 million recorded in the fourth quarter of 2016 related to the recognized actuarial gain on retirement plans.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe.

•
Pre-tax noncash loss of $84 million recorded in 2016 in connection with the formation of the joint venture in Mexico, of which $77 million was recorded in the third quarter and $7 million was recorded upon completion of the Mexico deconsolidation in the fourth quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•	Pre-tax costs of $11 million incurred in the fourth quarter of 2016 in connection with the TH men’s tailored license termination.

•
Pre-tax costs of approximately $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN.

•
Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Discrete tax benefits of $15 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter, $8 million was recorded in the third quarter and $1 million was recorded in the fourth quarter.

•	Pre-tax gain of $20 million recorded in the fourth quarter of 2015 related to recognized actuarial gains on retirement plans.

•
Pre-tax costs of $73 million incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $19 million was incurred in the first quarter, $13 million was incurred in the second quarter, $19 million was incurred in the third quarter and $23 million was incurred in the fourth quarter.

•
Pre-tax costs of $17 million incurred in 2015 principally related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, of which $3 million was incurred in the second quarter, $13 million was incurred in the third quarter and less than $1 million was incurred in the fourth quarter.

•
Pre-tax costs of $10 million incurred in 2015 related to the operation of and exit from the Izod retail business, of which $1 million was incurred in the first quarter, $6 million was incurred in the second quarter, $3 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax costs of $3 million incurred in the fourth quarter of 2015 in connection with the G-III license.

•	Pre-tax gain of $2 million recorded in the second quarter of 2015 on the Company’s equity investment in the parent company of the Karl Lagerfeld brand.

•
Discrete tax benefits of $35 million recorded in 2015 primarily related to the resolution of uncertain tax positions and the impact of tax law and tax rate changes on deferred taxes, of which $2 million was recorded in the first quarter, $1 million was recorded in the second quarter, $19 million was recorded in the third quarter and $13 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency financial information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2016 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter and full year 2016 earnings release is scheduled for Thursday, March 23, 2017 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 3584365. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale and retail customers, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the disposal of the net assets of a divested entity; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be adversely affected by the strengthening of the U.S. dollar against foreign currencies in which we transact significant levels of business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Net sales	$2,004.9	$2,013.6	$7,791.4	$7,605.5
Royalty revenue	79.7	77.8	320.6	324.8
Advertising and other revenue	23.1	21.1	91.1	90.0
Total revenue	$2,107.7	$2,112.5	$8,203.1	$8,020.3

Gross profit on net sales	$1,035.2	$974.0	$3,958.6	$3,746.8
Gross profit on royalty, advertising and other revenue	102.8	98.9	411.7	414.8
Total gross profit	1,138.0	1,072.9	4,370.3	4,161.6

Selling, general and administrative expenses	978.8	898.5	3,636.7	3,417.7

Debt modification and extinguishment costs			15.8

Other noncash (loss) gain, net	(4.9)		71.3

Equity in net (loss) income of unconsolidated affiliates	(0.6)	1.6	0.1	16.6

Earnings before interest and taxes	153.7	176.0	789.2	760.5

Interest expense, net	28.7	27.8	115.0	113.0

Pre-tax income	125.0	148.2	674.2	647.5

Income tax expense	24.5	14.0	125.5	75.1

Net income	100.5	134.2	548.7	572.4

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.2)		(0.3)

Net income attributable to PVH Corp.	$100.7	$134.2	$549.0	$572.4

Diluted net income per common share attributable to PVH Corp. (2)	$1.26	$1.63	$6.79	$6.89

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Depreciation and amortization expense	$84.2	$70.4	$321.8	$257.4

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	On June 29, 2016, the Company and Arvind Limited formed a joint venture in Ethiopia, PVH Arvind Manufacturing Private Limited Company, in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results for the periods ended January 29, 2017 and January 31, 2016 excluding (i) the recognized actuarial gains on retirement plans in 2016 and 2015; (ii) the costs incurred in 2016 and 2015 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (iii) the costs incurred in 2016 and 2015 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (iv) the costs incurred in 2016 and 2015 in connection with the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which resulted in the discontinuation of its directly operated Tommy Hilfiger North America womenswear wholesale business in 2016; (v) the costs incurred in 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) the noncash gain recorded in 2016 to write-up its equity investment in TH Asia, Ltd. (“TH China”), its former joint venture for Tommy Hilfiger in China, to fair value in connection with the acquisition of the 55% interest that it did not already own (the “TH China acquisition”); (vii) the one-time costs recorded in 2016 on its equity investment in TH China prior to the TH China acquisition closing; (viii) the costs incurred in 2016 in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) the costs incurred in 2016 related to the amendment of its credit facility; (x) the noncash costs recorded in 2016 in connection with the deconsolidation of its subsidiary that principally operated and managed its Calvin Klein business in Mexico (the “Mexico deconsolidation”) in connection with the formation of a joint venture in Mexico (“PVH Mexico”) to operate that and other businesses; (xi) the gain recorded in 2016 in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe; (xii) the costs incurred in 2016 in connection with the early termination of the license agreement for the Tommy Hilfiger men’s tailored clothing business in North America (“the TH men’s tailored license termination”) in order to consolidate under a different licensee the men’s tailored businesses for all brands in North America; (xiii) the costs incurred in 2015 in connection with the operation of and exit from its Izod retail business; (xiv) the gain recorded in 2015 on its equity investment in the parent company of the Karl Lagerfeld brand (“Karl Lagerfeld”); (xv) the tax effects associated with the foregoing pre-tax items; (xvi) the tax benefits recorded in 2016 and 2015 associated with discrete items related to the resolution of uncertain tax positions; and (xvii) the tax benefits recorded in 2015 associated with discrete items related to the impact of tax law and tax rate changes on deferred taxes, which are on a non-GAAP basis, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Non-GAAP Measures
Total gross profit(1)			$4,377.6	$4,142.1
Selling, general and administrative expenses(2)	$991.8	$891.6	3,591.2	3,315.0
Debt modification and extinguishment costs (3)			—
Other noncash (loss) gain, net (4)	—		—
Equity in net income of unconsolidated affiliates(5)	1.1		7.7	14.4
Earnings before interest and taxes(6)	147.3	182.9	794.1	841.5
Income tax expense(7)	21.1	29.9	129.3	142.8
Net income attributable to PVH Corp.(8)	97.7	125.2	550.1	585.7
Diluted net income per common share attributable to PVH Corp.(9)	$1.23	$1.52	$6.80	$7.05

Depreciation and amortization expense(10)	$70.3	$69.0	$271.5	$251.2

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(4) Please see Table 6 for reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis.
(5) Please see Table 7 for reconciliations of GAAP equity in net (loss) income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Net income attributable to PVH Corp.	$100.7	$134.2	$549.0	$572.4

Diluted net income per common share attributable to PVH Corp.(1)	$1.26	$1.63	$6.79	$6.89

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)			7.3

Gross profit associated with the operation of and exit from the Izod retail business				(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				8.8

Actuarial gain on retirement plans (recorded in SG&A)	(39.1)	(20.2)	(39.1)	(20.2)

SG&A expenses associated with the integration of Warnaco and related restructuring		22.6	9.8	73.4

SG&A expenses associated with the operation of and exit from the Izod retail business		1.2		38.6

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		0.1	2.6	7.7

SG&A expenses associated with the G-III license		3.2	4.2	3.2

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	15.1		69.6

Gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe (recorded in SG&A)			(18.1)

SG&A expenses associated with the TH men’s tailored license termination	11.0		11.0

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)			(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)	4.9		81.8

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico (recorded in equity in net (loss) income of unconsolidated affiliates)	1.7		1.7

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net income of unconsolidated affiliates)				(2.2)

Debt modification and extinguishment costs			15.8

Tax effects of the above pre-tax items(2)	4.5	(2.9)	10.9	(33.2)

Discrete tax benefits related to the resolution of uncertain tax positions	(1.1)	(1.8)	(14.7)	(23.3)

Discrete tax benefit related to the impact of tax law and tax rate changes on deferred taxes		(11.2)		(11.2)

Net income on a non-GAAP basis attributable to PVH Corp.	$97.7	$125.2	$550.1	$585.7

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.23	$1.52	$6.80	$7.05

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Earnings before interest and taxes	$153.7	$176.0	$789.2	$760.5

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)			7.3

Gross profit associated with the operation of and exit from the Izod retail business				(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				8.8

Actuarial gain on retirement plans (recorded in SG&A)	(39.1)	(20.2)	(39.1)	(20.2)

SG&A expenses associated with the integration of Warnaco and related restructuring		22.6	9.8	73.4

SG&A expenses associated with the operation of and exit from the Izod retail business		1.2		38.6

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		0.1	2.6	7.7

SG&A expenses associated with the G-III license		3.2	4.2	3.2

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring			5.5

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	15.1		69.6

Gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe (recorded in SG&A)			(18.1)

SG&A expenses associated with the TH men’s tailored license termination	11.0		11.0

Gain to write-up the Company’s equity investment in TH China to fair value (recorded in other noncash (loss) gain, net)			(153.1)

Loss recorded in connection with the Mexico deconsolidation (recorded in other noncash (loss) gain, net)	4.9		81.8

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico (recorded in equity in net (loss) income of unconsolidated affiliates)	1.7		1.7

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income of unconsolidated affiliates)			5.9

Gain recorded on the equity investment in Karl Lagerfeld (recorded in equity in net income of unconsolidated affiliates)				(2.2)

Debt modification and extinguishment costs			15.8

Earnings before interest and taxes on a non-GAAP basis	$147.3	$182.9	$794.1	$841.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Year Ended
	1/29/17	1/31/16

Gross profit	$4,370.3	$4,161.6

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	7.3

Gross profit associated with the operation of and exit from the Izod retail business		(28.3)

Gross profit charges principally associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		8.8

Gross profit on a non-GAAP basis	$4,377.6	$4,142.1

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

SG&A	$978.8	$898.5	$3,636.7	$3,417.7

Items excluded:

Actuarial gain on retirement plans	39.1	20.2	39.1	20.2

SG&A expenses associated with the integration of Warnaco and related restructuring		(22.6)	(9.8)	(73.4)

SG&A expenses associated with the operation of and exit from the Izod retail business		(1.2)		(38.6)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business		(0.1)	(2.6)	(7.7)

SG&A expenses associated with the G-III license		(3.2)	(4.2)	(3.2)

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring			(5.5)

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(15.1)		(69.6)

Gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe			18.1

SG&A expenses associated with the TH men’s tailored license termination	(11.0)		(11.0)

SG&A on a non-GAAP basis	$991.8	$891.6	$3,591.2	$3,315.0

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Year Ended
1/29/17

Debt modification and extinguishment costs	$15.8

Items excluded:

Costs incurred related to the amendment of the Company’s credit facility	(15.8)

Debt modification and extinguishment costs on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP other noncash (loss) gain, net to other noncash (loss) gain, net on a non-GAAP basis

	Quarter Ended	Year Ended
	1/29/17	1/29/17

Other noncash (loss) gain, net	$(4.9)	$71.3

Items excluded:

Gain to write-up the Company’s equity investment in TH China to fair value		(153.1)

Loss recorded in connection with the Mexico deconsolidation	4.9	81.8

Other noncash (loss) gain, net on a non-GAAP basis	$—	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP equity in net (loss) income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Year Ended
	1/29/17	1/29/17	1/31/16

Equity in net (loss) income of unconsolidated affiliates	$(0.6)	0.1	$16.6

Items excluded:

Noncash amortization of short-lived assets recorded on the Company’s equity investment in PVH Mexico	1.7	1.7

One-time expenses recorded on the Company’s equity investment in TH China		5.9

Gain recorded on the equity investment in Karl Lagerfeld			(2.2)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$1.1	$7.7	$14.4

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Income tax expense	$24.5	$14.0	$125.5	$75.1

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(4.5)	2.9	(10.9)	33.2

Discrete tax benefits related to the resolution of uncertain tax positions	1.1	1.8	14.7	23.3

Discrete tax benefit related to the impact of tax law and tax rate changes on deferred taxes		11.2		11.2

Income tax expense on a non-GAAP basis	$21.1	$29.9	$129.3	$142.8

(1) The estimated tax effects associated with the Company’s non-GAAP exclusions are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Year Ended
	1/29/17	1/31/16	1/29/17	1/31/16

Depreciation and amortization expense	$84.2	$70.4	$321.8	$257.4

Items excluded:

Amortization of short-lived assets associated with the TH China acquisition	(13.9)		(46.1)

Depreciation and amortization associated with the G-III license			(3.8)

Depreciation and amortization associated with the integration of Warnaco and related restructuring		(1.4)	(0.4)	(6.2)

Depreciation and amortization expense on a non-GAAP basis	$70.3	$69.0	$271.5	$251.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	1/29/17				1/31/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$100.7	$3.0		$97.7	$134.2	$9.0		$125.2

Weighted average common shares	79.1			79.1	81.8			81.8
Weighted average dilutive securities	0.6			0.6	0.6			0.6
Total shares	79.7			79.7	82.4			82.4

Diluted net income per common share attributable to PVH Corp.	$1.26			$1.23	$1.63			$1.52

	Year Ended				Year Ended
	1/29/17				1/31/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$549.0	$(1.1)		$550.1	$572.4	$(13.3)		$585.7

Weighted average common shares	80.2			80.2	82.4			82.4
Weighted average dilutive securities	0.7			0.7	0.7			0.7
Total shares	80.9			80.9	83.1			83.1

Diluted net income per common share attributable to PVH Corp.	$6.79			$6.80	$6.89			$7.05

(1)
Represents the impact on net income in the periods ended January 29, 2017 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) the costs incurred in connection with the amendment of the Company’s credit facility; (x) the noncash costs recorded in connection with the Mexico deconsolidation; (xi) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe; (xii) the costs incurred in connection with the TH men’s tailored license termination; (xiii) the tax effects associated with the foregoing pre-tax items; and (xiv) the tax benefits associated with discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended January 31, 2016 from the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the costs incurred in connection with the operation of and exit from the Izod retail business; (vi) the gain recorded on the equity investment in Karl Lagerfeld; (vii) the tax effects associated with the foregoing pre-tax items; (viii) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions; and (ix) the tax benefits associated with discrete items related to the impact of tax law and tax rate changes on deferred taxes. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	1/29/17	1/31/16
ASSETS
Current Assets:
Cash and Cash Equivalents	$730.1	$556.4
Receivables	641.4	685.9
Inventories	1,317.9	1,322.3
Other Current Assets	190.2	225.2
Assets Held For Sale	—	14.7
Total Current Assets	2,879.6	2,804.5
Property, Plant and Equipment	759.9	744.6
Goodwill and Other Intangible Assets	7,079.9	6,865.7
Other Assets	348.5	259.0
	$11,067.9	$10,673.8

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,545.7	$1,364.7
Short-Term Borrowings	19.1	25.9
Current Portion of Long-Term Debt	—	136.6
Other Liabilities	1,499.3	1,562.6
Long-Term Debt	3,197.3	3,031.7
Redeemable Non-Controlling Interest	2.0	—
Stockholders’ Equity	4,804.5	4,552.3
	$11,067.9	$10,673.8

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	1/29/17	1/31/16

Calvin Klein North America
Net sales	$368.5	$420.0
Royalty revenue	30.3	30.6
Advertising and other revenue	10.6	9.3
Total	409.4	459.9

Calvin Klein International
Net sales	359.7	318.2
Royalty revenue	18.7	21.2
Advertising and other revenue	7.1	6.7
Total	385.5	346.1

Total Calvin Klein
Net sales	728.2	738.2
Royalty revenue	49.0	51.8
Advertising and other revenue	17.7	16.0
Total	794.9	806.0

Tommy Hilfiger North America
Net sales	401.7	424.8
Royalty revenue	13.9	9.5
Advertising and other revenue	3.5	3.3
Total	419.1	437.6

Tommy Hilfiger International
Net sales	500.4	454.1
Royalty revenue	11.2	11.3
Advertising and other revenue	0.9	1.1
Total	512.5	466.5

Total Tommy Hilfiger
Net sales	902.1	878.9
Royalty revenue	25.1	20.8
Advertising and other revenue	4.4	4.4
Total	931.6	904.1

Heritage Brands Wholesale
Net sales	307.5	328.1
Royalty revenue	5.0	4.7
Advertising and other revenue	1.0	0.7
Total	313.5	333.5

Heritage Brands Retail
Net sales	67.1	68.4
Royalty revenue	0.6	0.5
Advertising and other revenue	0.0	0.0
Total	67.7	68.9

Total Heritage Brands
Net sales	374.6	396.5
Royalty revenue	5.6	5.2
Advertising and other revenue	1.0	0.7
Total	381.2	402.4

Total Revenue
Net sales	2,004.9	2,013.6
Royalty revenue	79.7	77.8
Advertising and other revenue	23.1	21.1
Total	$2,107.7	$2,112.5

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/29/17			1/31/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$31.3	$(6.6)	$37.9	$59.7	$(2.7)	$62.4

Calvin Klein International	37.3		37.3	41.1	(5.3)	46.4

Total Calvin Klein	68.6	(6.6)	75.2	100.8	(8.0)	108.8

Tommy Hilfiger North America	25.4	(11.0)	36.4	27.7	(3.2)	30.9

Tommy Hilfiger International	40.5	(15.1)	55.6	55.4		55.4

Total Tommy Hilfiger	65.9	(26.1)	92.0	83.1	(3.2)	86.3

Heritage Brands Wholesale	12.8		12.8	17.5	(1.1)	18.6

Heritage Brands Retail	0.6		0.6	(1.1)	(1.2)	0.1

Total Heritage Brands	13.4		13.4	16.4	(2.3)	18.7

Corporate	5.8	39.1	(33.3)	(24.3)	6.6	(30.9)

Total earnings before interest and taxes	$153.7	$6.4	$147.3	$176.0	$(6.9)	$182.9

(1)
Adjustments for the quarter ended January 29, 2017 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the TH China acquisition, principally consisting of noncash amortization of short-lived assets; (iii) the noncash costs recorded in connection with the Mexico deconsolidation; and (iv) the costs incurred in connection with the TH men’s tailored license termination.

(2)
Adjustments for the quarter ended January 31, 2016 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; and (v) the costs incurred in connection with the operation of and exit from the Izod retail business.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	1/29/17	1/31/16
Calvin Klein North America
Net sales	$1,513.0	$1,457.0
Royalty revenue	131.7	133.7
Advertising and other revenue	45.2	44.0
Total	1,689.9	1,634.7

Calvin Klein International
Net sales	1,346.2	1,183.4
Royalty revenue	72.9	78.2
Advertising and other revenue	26.2	26.3
Total	1,445.3	1,287.9

Total Calvin Klein
Net sales	2,859.2	2,640.4
Royalty revenue	204.6	211.9
Advertising and other revenue	71.4	70.3
Total	3,135.2	2,922.6

Tommy Hilfiger North America
Net sales	1,502.4	1,567.6
Royalty revenue	48.9	42.4
Advertising and other revenue	12.0	12.7
Total	1,563.3	1,622.7

Tommy Hilfiger International
Net sales	1,899.4	1,693.6
Royalty revenue	44.5	49.3
Advertising and other revenue	3.6	3.9
Total	1,947.5	1,746.8

Total Tommy Hilfiger
Net sales	3,401.8	3,261.2
Royalty revenue	93.4	91.7
Advertising and other revenue	15.6	16.6
Total	3,510.8	3,369.5

Heritage Brands Wholesale
Net sales	1,271.6	1,387.6
Royalty revenue	20.3	19.0
Advertising and other revenue	3.9	2.9
Total	1,295.8	1,409.5

Heritage Brands Retail
Net sales	258.8	316.3
Royalty revenue	2.3	2.2
Advertising and other revenue	0.2	0.2
Total	261.3	318.7

Total Heritage Brands
Net sales	1,530.4	1,703.9
Royalty revenue	22.6	21.2
Advertising and other revenue	4.1	3.1
Total	1,557.1	1,728.2

Total Revenue
Net sales	7,791.4	7,605.5
Royalty revenue	320.6	324.8
Advertising and other revenue	91.1	90.0
Total	$8,203.1	$8,020.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/29/17			1/31/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$123.9	$(86.4)	$210.3	$226.4	$(8.3)	$234.7

Calvin Klein International	209.6	(5.4)	215.0	186.6	(12.9)	199.5

Total Calvin Klein	333.5	(91.8)	425.3	413.0	(21.2)	434.2

Tommy Hilfiger North America	135.8	(15.2)	151.0	173.9	(3.2)	177.1

Tommy Hilfiger International	328.3	88.4	239.9	224.7		224.7

Total Tommy Hilfiger	464.1	73.2	390.9	398.6	(3.2)	401.8

Heritage Brands Wholesale	90.2	(3.0)	93.2	90.4	(24.6)	115.0

Heritage Brands Retail	8.8		8.8	(3.4)	(10.3)	6.9

Total Heritage Brands	99.0	(3.0)	102.0	87.0	(34.9)	121.9

Corporate	(107.4)	16.7	(124.1)	(138.1)	(21.7)	(116.4)

Total earnings before interest and taxes	$789.2	$(4.9)	$794.1	$760.5	$(81.0)	$841.5

(1)
Adjustments for the year ended January 29, 2017 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) the costs incurred in connection with the amendment of the Company’s credit facility; (x) the noncash costs recorded in connection with the Mexico deconsolidation; (xi) the gain recorded in connection with a payment made to the Company to exit a Tommy Hilfiger flagship store in Europe; and (xii) the costs incurred in connection with the TH men’s tailored license termination.

(2)
Adjustments for year ended January 31, 2016 represent the elimination of (i) the recognized actuarial gain on retirement plans; (ii) the costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the G-III license; (v) the gain recorded on the equity investment in Karl Lagerfeld; and (vi) the costs incurred in connection with the operation of and exit from the Izod retail business.

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency financial information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	1/29/17	1/31/16

Calvin Klein North America	$409.4	$459.9	(11.0)%	(0.3)%	(10.7)%
Calvin Klein International	385.5	346.1	11.4%	(3.0)%	14.4%
Total Calvin Klein	794.9	806.0	(1.4)%	(1.5)%	0.1%

Tommy Hilfiger North America	$419.1	$437.6	(4.2)%	0.2%	(4.4)%
Tommy Hilfiger International	512.5	466.5	9.9%	(4.1)%	14.0%
Total Tommy Hilfiger	931.6	904.1	3.0%	(2.0)%	5.0%

Total Revenue	$2,107.7	$2,112.5	(0.2)%	(1.4)%	1.2%

	GAAP Revenue		% Change
	Year Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	1/29/17	1/31/16

Total Calvin Klein	$3,135.2	$2,922.6	7.3%	(1.8)%	9.1%

Total Tommy Hilfiger	$3,510.8	$3,369.5	4.2%	(1.2)%	5.4%

Total Revenue	$8,203.1	$8,020.3	2.3%	(1.2)%	3.5%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2017 estimated results excluding (a) the costs expected to be incurred in connection with the agreements entered into on March 20, 2017 for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which establishes a new strategic partnership with Li & Fung to provide services to the Company and also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung, pursuant to which the Company is obligated to source certain Calvin Klein Jeans products and at least 54% of certain Tommy Hilfiger products through Li & Fung; such transaction is expected to close July 1, 2017; (b) the costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (c) the costs expected to be incurred in connection with the relocation of the Company’s Tommy Hilfiger office in New York, New York, including noncash depreciation expense; (d) the costs expected to be incurred in connection with the noncash settlement of certain of the Company’s benefit obligations under its retirement plans as a result of an annuity purchase which transferred such obligations to insurers; and (e) the estimated tax effects associated with the foregoing pre-tax costs. The 2017 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2017 Net Income Per Common Share Reconciliations	Current Guidance
	Full Year 2017 (Estimated)	First Quarter 2017 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.20 - $6.30	$0.73 - $0.75
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.10)	$(0.85)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$7.30 - $7.40	$1.58 - $1.60

2017 Tax Rate Reconciliation	Full Year 2017 (Estimated)	First Quarter 2017 (Estimated)

GAAP tax rate	17%	24%
Estimated tax effects of items identified as non-GAAP exclusions	(1)%	4%
Tax rate on a non-GAAP basis	18%	20%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, or any discrete tax events including events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

2017 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2017 (Estimated) (Consolidated)	Full Year 2017 (Estimated) (Calvin Klein)	Full Year 2017 (Estimated) (Tommy Hilfiger)	First Quarter 2017 (Estimated) (Consolidated)	First Quarter 2017 (Estimated) (Calvin Klein)	First Quarter 2017 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	2%	5%	1%	2%	3%	4%
Impact of foreign exchange	(2)%	(2)%	(3)%	(2)%	(2)%	(4)%
Non-GAAP revenue increase on a constant currency basis	4%	7%	4%	4%	5%	8%

Please refer to the section entitled “Reconciliations of 2016 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	First Quarter 2016
	(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results

Net income	$231.6	$108.8		$122.8
Total weighted average shares	81.9			81.9

Diluted net income per common share	$2.83			$1.50

(1) Represents the impact on net income in the quarter ended May 1, 2016 from the elimination of (i) $7.5 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) $2.6 million of costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) $1.3 million of costs incurred in connection with the G-III license; (iv) $5.5 million of costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) a $153.1 million noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) $5.9 million of one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) $24.2 million of costs incurred in connection with the TH China acquisition, a portion of which was noncash valuation adjustments and amortization of short-lived assets; (viii) $3.1 million of tax effects associated with the foregoing pre-tax items; and (ix) the tax benefits of $5.8 million associated with non-recurring discrete items related to the resolution of uncertain tax positions.